Exhibit 99.1

Cover-All Technologies Inc. Reports Strong Year-end and Fourth
Quarter 2007 Operating Results

•	2007 net income was $1,231,000, or $0.05 diluted earnings per share.
•	2007 revenues increased 34% to $9,777,000.
•	Fourth Quarter revenues increased 75% to $4,018,000.

FAIRFIELD, NEW JERSEY (March 5, 2008) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced revenues and earnings from operations for the year and quarter ended December 31, 2007.

Net income for the twelve months ended December 31, 2007 was $1,231,000, or $0.05 diluted earnings per share, compared to $(1,000,000), or $(0.06) per share, in 2006.  These results were consistent with the Company’s earlier guidance that Cover-All expected to be profitable for fiscal 2007.  Revenues for the twelve months ended December 31, 2007 were $9,777,000 as compared to $7,288,000 in the same period in 2006, an increase of 34%.

Net income for the three months ended December 31, 2007 was $1,087,000, or $0.04 diluted earnings per share, compared to $(43,000), or $(0.00) per share, in the same quarter of 2006.  Revenues for the three months ended December 31, 2007 were $4,018,000 compared to $2,293,000 in the same period in 2006, representing a 75% increase.

Year end 2007 shareholder equity increased to $2,285,000 from $(1,024,000) on December 31, 2006.  Total assets increased by $2,308,000 to $5,864,000 during the twelve months ended December 31, 2007, an increase of 65%.

John Roblin, Chairman of the Board of Directors, President and Chief Executive Officer of the Company, stated:  “We are extremely pleased with our 2007 and fourth quarter financial results.  This performance reflects the continued adoption by new and existing customers of our My Insurance Center platform.  Moreover, our return to profitability reflects not only strong top line growth but also our continued efforts to control costs.

“2007 was an outstanding year in many respects.  Revenues increased significantly from both new and existing customers as they continued to expand their use of My Insurance Center.  Revenues from Licenses and Professional Services nearly doubled, up 95% and 97%, respectively.  Total profits increased to $1,231,000, a record for Cover-All exceeding the previous record by 34%.  Basic earnings per share was $0.06, another record.

“Our balance sheet at year end 2007 shows significant growth in shareholder equity and assets.  In addition, for the first time since 1996, our balance sheet shows no long term debt.

“As we move into 2008, we believe that we are well positioned to continue our growth and profitability.  Our ability to add large, new customers in 2007 combined with a strong existing customer base has increased interest in our products and capabilities.  The development in 2007 of exciting new My Insurance Center components and services expanded our inventory of offerings to existing, new and prospective customers.  We are expanding our delivery bandwidth while keeping a close eye on expenses through improved productivity and technology in order to meet increased demand.

“We are focused on building upon and leveraging our 2007 initiatives to bring value to existing and new customers.  We are excited and energized by the opportunities we see in 2008.”

Conference Call Information

The Company has scheduled a conference call for 11:00 a.m. EST on Thursday, March 6, 2008, at which time it will review results for the fourth quarter and year ended December 31, 2007.

Teleconference Information: To participate in the Thursday teleconference, dial 877-669-3047 (domestic) and 706-634-1767 (international).  The conference ID # is 37721746.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software.  Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All, My Insurance Center (MIC) and Insurance Policy Database (IPD) are trademarks of Cover-All Technologies Inc.  All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-Looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including the Company’s Form 10-K for the year ended December 31, 2006, filed with the SEC on April 2, 2007, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:
Ann Massey
Chief Financial Officer
973/461-5190
amassey@cover-all.com

The following is a summary of operating highlights for the three and twelve months ended December 31, 2007 and 2006:

Cover-All Technologies Inc. and Subsidiaries Operating Highlights
Three months ended December 31,	Twelve months ended December 31,
	2007	2006	2007	2006
Revenues:
Licenses	$1,919,000	$797,000	$2,683,000	$1,376,000
Maintenance	791,000	902,000	3,210,000	3,471,000
Professional Services	894,000	277,000	2,316,000	1,176,000
Application Service Provider Services	414,000	317,000	1,568,000	1,265,000

Total Revenues	4,018,000	2,293,000	9,777,000	7,288,000

Costs and Expenses:
Cost of Sales	1,751,000	1,369,000	5,688,000	5,244,000
Research and Development	219,000	102,000	510,000	464,000
Sales and Marketing	355,000	233,000	800,000	943,000
General and Administrative	599,000	587,000	1,442,000	1,461,000
Provision for Doubtful Accounts	2,000	—	51,000	—
Other Expense (Income), Net	—	1,000	—	(1,000)
Interest Expense, Net	5,000	44,000	55,000	177,000

Total Costs and Expenses	2,931,000	2,336,000	8,546,000	8,288,000

Income (Loss) Before Income Taxes	$1,087,000	$(43,000)	$1,231,000	$(1,000,000)

Income Tax Expense	—	—	—	—

Net (Loss) Income	$1,087,000	$(43,000)	$1,231,000	$(1,000,000)

Basic (Loss) Earnings Per Common Share	$0.05	$(0.00)	$0.06	$(0.06)

Diluted (Loss) Earnings Per Common Share	$0.04	$(0.00)	$0.05	$(0.06)